ARTICLES OF MERGER
                              OF
                  SIERRA INTERNATIONAL, INC.
                     (a Utah corporation)
                             AND
                 SIERRA HOLDINGS GROUP, INC.
                    (a Nevada corporation)

     Pursuant to the provisions of Section 16-lOa-1105 of the Utah Revised Business Corporation Act, and Section 92A. 190 of the Nevada Revised Statues, it is hereby certified that:

     1. The names and addresses of the merging corporations are Sierra International, Inc., 4848 South Highland Drive, #353, Salt Lake City, Utah 84117, which is a corporation organized under the laws of the State of Utah ("Sierra - Utah"), and Sierra Holdings Group, Inc., 5445 South Highland Drive, Holladay, Utah 84117, which is a business corporation organized under the laws of the State of Nevada ("Sierra - Nevada").

     2. The following is the Plan of Merger (the "Plan") for merging Sierra - Utah with and into Sierra - Nevada as approved by the Board of Directors and stockholders of each of said corporations (with the stockholders of Sierra - Utah being sometimes called the "Utah Stockholders"), pursuant to which Sierra - Nevada will be the surviving corporation:

                        Plan of Merger

     1.1 Merger and Surviving Corporation. Sierra - Utah will merge into Sierra - Nevada being the "Surviving Corporation"; the separate existence of Sierra - Utah shall cease, and the name of the Surviving Corporation shall become "Sierra Holdings Group, Inc." Until amended, modified or otherwise altered, the Articles of Incorporation of Sierra - Nevada shall continue to be the Article of Incorporation of the Surviving Corporation; and the Bylaws of Sierra - Nevada shall continue to be the Bylaws of the Surviving Corporation.

     1.2 Share Conversion. Each outstanding or subscribed share of common stock of Sierra - Utah (the "Sierra - Utah Shares") shall, upon the effective date of the Plan, be converted into one share of common stock of Sierra - Nevada; all fractional shares shall be rounded to the nearest whole share.

     1.3 Survivor's Succession to Corporate Rights. The Surviving Corporation shall thereupon and thereafter possess all rights, privileges, powers and franchises of public as well of a private nature, and be subject to all of the restrictions, disabilities and duties of Sierra - Utah; and all and singular, the rights, privileges, powers and franchises of Sierra - Utah, and all property, real, personal and mixed, and all debts due to Sierra - Utah on whatever account, as well for stock subscriptions as all other things in action or belonging to Sierra Utah shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of Sierra - Utah, and the title to any real estate vested by deed or otherwise in Sierra - Utah shall not revert or be in any way impaired by reason of the Plan; but all rights of creditors and all liens upon any property of Sierra - Utah shall be preserved unimpaired, and all debts, liabilities and duties of Sierra - Utah shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     1.4 Survivor's Succession to Corporate Acts. Plans. Contracts. etc. All corporate acts, plans, policies, contracts, approvals and authorizations of Sierra - Utah and its stockholders, its Board of Directors, committees elected or appointed by the Board of Directors, officers and agents, which were valid and effective immediately prior to the effective time of the Plan, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporations and shall be as effective and binding thereon as the same were with respect to Sierra - Utah. The employees of Sierra - Utah shall become the employees of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees of Sierra Utah.

     1.5 Survivor's Rights to Assets, Liabilities, Reserves. etc. The assets, liabilities, reserves and accounts of Sierra - Utah shall be recorded on the books of me Surviving Corporation at the amounts at which they, respectively, shall then be carried on the books of Sierra - Utah, subject to such adjustments or eliminations of intercompany items as may be appropriate in giving effect to the Plan.

     1.6 Resignations of Present Directors and Executive Officers of the Surviving Corporation and Designation of New Directors and Executive Officers. On Closing, the present directors and executive officers of Sierra Nevada shall resign, in seriatim, and designate the directors and executive officers of Sierra - Utah to serve in their place and stead, until the next respective annual meetings of the stockholders of Board of Directors of the Surviving Corporation, and until their respective successors shall be elected and qualified or until their respective prior resignations or terminations.

     1.7 Principal Office. The principal executive office of the Surviving Corporation shall be located at 5445 South Highland Drive, Holladay, Utah 84117. The Surviving Corporation shall also maintain a registered office in the State of Nevada at 502 East John Street, Carson City, Nevada 89706.

     1.8 Adoption. The Plan shall be adopted by the Board of Directors of Sierra - Nevada, and by the Sierra - Utah Stockholders.

     1.9 Dissenters' Rights and Notification. As the Plan requires the affirmative vote of the outstanding voting securities of Sierra - Utah, dissenters' rights are not applicable under the Plan;

     1.10 Delivery of Certificates by the Sierra - Utah Stockholders.
The transfer of the Sierra - Utah Shares by the Sierra - Utah Stockholders shall be effected by the delivery to Sierra - Nevada or its transfer agent of certificates representing the Sierra - Utah Shares endorsed in blank or accompanied by stock powers executed in blank, with all signatures witnessed or guaranteed to the satisfaction of Sierra - Nevada and with any necessary transfer taxes and other revenue stamps affixed and acquired at the expense of the Sierra - Utah Stockholders, and on receipt thereof to the satisfaction of the Surviving Corporation, stock certificates representing shares in Sierra - Nevada shall be issued and delivered to the Sierra - Utah Stockholders.

     1.11 Further Assurance. At the Closing and from time to time thereafter, the parties shall execute such additional instruments and take such other action as may be reasonably required or necessary to carry out the terms and provisions hereof.

     1.12 Effective Date. The Effective Date of the Plan shall be the date when the Articles of Merger are filed and accepted by the Secretary of State of the State of Nevada and at such time as all applicable provisions of the Nevada Revised Statutes have been met, and in compliance with Section 16-lOa-1104(5) of the Utah Revised Business Corporation Act.

     3. The Plan has been approved by the respective Boards of Directors of Sierra - Nevada and Sierra - Utah and the stockholders of Sierra - Utah, in accordance with the provisions of Section 92A. 120 of the Nevada Revised Statues. Sierra - Utah has one class of outstanding securities, common; Sierra - Utah owns 100% of the outstanding shares of Sierra - Nevada and therefore the vote of the stockholders of Sierra - Nevada is not required.

     4. The applicable provisions of the Nevada Revised Statutes relating to the merger of Sierra - Utah with and into Sierra - Nevada will have complied with upon compliance with any of the filings and recording requirements thereof.

     5. The merger herein provided for shall become effective in the State of Nevada of the date of filing hereof.

                            SIERRA INTERNATIONAL INC.,
                            a Utah corporation
 Date: 2/10/98              By/s/Steven D. Moulton
                            Steven D. Moulton, President

 Date: 2/10/98              By/s/Michelle Wheeler
                            Michelle Wheeler, Secretary

 STATE OF UTAH       )
                     )ss
 COUNTY OF SALT LAKE )

     Personally appeared before me this 10 day of February, 1998, Steven
D. Moulton and Michelle Wheeler, who duly acknowledged to me that they are the President and Secretary, respectively, of Sierra International, Inc., a Utah corporation, and that they are authorized to and did execute the foregoing Articles of Merger.

                            /s/LANE CLISSOLD
                            NOTARY PUBLIC

                            SIERRA HOLDINGS GROUP, INC.,
                            a Nevada corporation

Date 2/10/98                By/s/Steven D. Moulton
                            Steven D. Moulton, President

Date 2/10/98                By/s/Michelle Wheeler


                            Michelle Wheeler, Secretary

 STATE OF UTAH       )
                     )ss
 COUNTY OF SALT LAKE )

     Personally appeared before me this 10th day of February 1998, Steven D. Moulton and Michelle Wheeler, who duly acknowledged to me that they are the President and Secretary, respectively, of Sierra Holdings Group, Inc., a Nevada corporation, and that they are authorized to and did execute the foregoing Articles of Merger.

                            /s/LANE CLISSOLD
                            Notary Public